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                                                                   EXHIBIT 99.1

TCI2
TELE-COMMUNICATIONS INTERNATIONAL, INC.
(Traded on the Nasdaq as TINTA)

NEWS RELEASE
                                                                August 24, 1998

For information contact:
Media:  Tana Wedum, (1) 303 267 5648
Analysts:  Mike Erickson, (1) 303 267 6481

                     TELE-COMMUNICATIONS INTERNATIONAL, INC.
                            APPROVES MERGER AGREEMENT

         ENGLEWOOD, Colorado ---- Tele-Communications International, Inc. (Nasdaq: TINTA) announced that its Board of Directors approved a merger agreement pursuant to which TINTA would become a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI") through the acquisition by Liberty Media Group (Nasdaq: LBTYA), the programming arm of TCI, of all of the shares of common stock of TINTA not owned by TCI Ventures Group (Nasdaq: TCIVA). TCI Ventures Group owns 83 percent of TINTA's Series A Common Stock and all of TINTA's Series B Common Stock, which collectively represents 92 percent of the combined voting power of TINTA's Series A and Series B Common Stock.

         Under the agreement, each outstanding share of TINTA common stock not already owned by TCI Ventures Group will be converted into .58 of a share of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, subject to possible adjustment. The merger agreement provides that if the .58 exchange ratio would yield a value to TINTA stockholders (other than TCI Ventures Group) of less than $22.00 per TINTA share, then TCI would be required to either increase the exchange ratio to an amount that would yield a value of $22.00 per share or terminate the merger agreement. Such value will be based upon the average of the closing sale prices of a share of Series A Liberty Media Group Common Stock during a five-trading-day period ending shortly before the closing date of the merger.






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TINTA/Liberty
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         TINTA also announced an agreement in principle to settle class action litigation challenging the proposed merger in exchange for TCI's willingness to include the minimum $22.00 per TINTA share pricing provision in the merger agreement The tentative settlement is subject to numerous conditions, including the execution of definitive settlement documents, court approval of the settlement and consummation of the merger.

         The TINTA Board has set October 2, 1998 as the record date for determining the stockholders entitled to vote at a special meeting to be held in November for the purpose of approving the merger agreement.

         Consummation of the merger, which is expected to occur in November 1998, is subject to customary closing conditions.

         Tele-Communications International, Inc. (which trades on the Nasdaq as TINTA) is an international media company providing programming services and operating television, telephone and Internet distribution networks around the world. Its parent company, Tele-Communications, Inc. (TCI), is a leading U.S. cable operator. Tele-Communications International is a partner in ventures that provide cable services to 4.4 million subscribers in Europe, Asia and Latin America and also provides 52 cable and satellite programming services in various countries outside of the United States.

                                      ENDS